EXHIBIT (4)(e)(4)




                                   INTER-BORROWER AGREEMENT dated as of
                              March 10, 1997, between SUN INTERNATIONAL
                              HOTELS LIMITED, an international business company organized under the laws of the Commonwealth of The Bahamas ("Sun"), and SUN INTERNATIONAL NORTH AMERICA, INC., a Delaware corporation ("SINA").


                         WHEREAS Sun and SINA are co-obligors on
               $200 million principal amount of senior subordinated notes (the "Notes") under an Indenture (the "Indenture") dated as of March 10, 1997 among Sun, SINA, various subsidiaries of Sun, as guarantors (the "Guarantors"), and the Bank of New York, as trustee (the "Trustee");

                         WHEREAS Sun and SINA intend to use a significant
               portion of the proceeds of the offering of the Notes to retire certain existing indebtedness of SINA and the remaining portion of such proceeds for various corporate purposes of Sun and SINA; and

                         WHEREAS Sun and SINA wish to properly allocate
               their respective responsibilities with respect to the Notes;

                         NOW, THEREFORE,  in consideration of the mutual
               covenants and undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                         ARTICLE I

                                      Use of Proceeds

                         SECTION 1.01. Allocation. Upon consummation of the sale of the Notes, Sun and SINA shall allocate the proceeds from the sale of the Notes (the "Proceeds") between them. The portion of the Proceeds that is used to refinance existing indebtedness of SINA or otherwise used in SINA's business shall be deemed the SINA Proceeds. The remaining Proceeds shall be deemed the Sun Proceeds.


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                                           ARTICLE II

                                          Payment

                         SECTION 2.01. Several Payment Obligations. Sun and SINA shall severally pay all interest (including liquidated damages and additional amounts, if any) and principal on the Notes attributable to Sun Proceeds and the SINA Proceeds, respectively. The several obligations hereunder shall include all obligations under the Notes and the Indenture, including any redemption or rights of holders of Notes to require repurchase of Notes.

                         SECTION 2.02. Reimbursement. If Sun or SINA makes any payment with respect to the Notes that is greater than its obligation set forth in Section 2.01 above, it shall be promptly reimbursed by the other for any such excess.

                         SECTION 2.03.  No Limitation of Rights of
               Noteholders. Nothing in this Agreement shall affect the rights of holders of Notes to collect amounts due under the Notes or to enforce any other obligation of Sun or SINA under the Notes or the Indenture. The rights and obligations set forth in this Agreement are set forth for purposes of allocating solely as between Sun and SINA their equitable responsibilities relative to each other with respect to their joint obligations under the Notes and the Indenture.


                                        ARTICLE III

                                      Indemnification

                         SECTION 3.01. Indemnification. Sun and SINA hereby indemnify each other and their respective affiliates from and against and agree to hold each of them harmless from any and all damage, loss, liability and expense, including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding incurred or suffered by either of them or their affiliates arising out of any breach of any covenant or agreement made or to be performed pursuant to this Agreement.


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                            SECTION 3.02.  Procedures.  The party seeking
               indemnification (the "Indemnified Party") hereunder shall give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") at the assertion of any claim, or the commencement of any suit, action or proceeding, in respect of which indemnification may be sought hereunder. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable for any settlement effected without its consent of any claim, litigation or proceeds in respect of which indemnification may be sought hereunder.


                                        ARTICLE IV

                                       Miscellaneous

                         SECTION 4.01. Notices. All notices, requests and other communications hereunder shall be in writing
               (including fax) and shall be sent, delivered or mailed, addressed, or faxed:

                         (a)  if to Sun, to:

                            Sun International Hotels Limited
                            Atlantis Hotel Executive Offices
                            Coral Towers
                            Paradise Island, The Bahamas
                            (T) (809) 363-2516
                            (F) (809) 363-2703

                            Attention of Charles Adamo, Esq.

                            with a copy to:

                            James M. Edwards, Esq.
                            Cravath, Swaine & Moore
                            825 Eighth Avenue
                            New York, NY 10019
                            (T) (212) 474-1688
                            (F) (212) 474-3700


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                            (b) if to SINA, to:

                            Sun International North America, Inc.
                            c/o Griffin Gaming & Entertainment
                            1133 Boardwalk
                            Atlantic City, NJ 08401
                            (T) (609) 340-6100
                            (F) (609) 345-3260

                            Attention of Mr. Matthew Kearney


               Each such notice, request or other communication shall be given (i) by hand delivery, (ii) by nationally recognized courier service or (iii) by fax, receipt confirmed. Each such notice, request or communication shall be effective
               (A) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this
               Section 4.01 (or in accordance with the latest unrevoked written direction from such party) and (B) if given by fax, when such fax is transmitted to the fax number specified in this Section 4.01 (or in accordance with the latest unrevoked written direction from such party), and the appropriate confirmation is received.

                         SECTION 4.02.  Interpretation.  The headings
               contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "included", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                         SECTION 4.03.  Severability.  The provisions of
               this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
               If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction,
               (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other


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                  persons or circumstances shall not be affected by such
               invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                         SECTION 4.04. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.

                         SECTION 4.05. Entire Agreement; No Third Party Beneficiaries. This Agreement together with the Indenture
               (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person, other than the parties hereto, any rights or remedies hereunder.

                         SECTION 4.06. Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein.

                         SECTION 4.07. Governing Law; Equitable Remedies. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.


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                            IN WITNESS WHEREOF, the parties have caused this
               Agreement to be duly executed and delivered, all as of the date first set forth above.


                                             SUN INTERNATIONAL HOTELS
                                             LIMITED,

                                               by

                                                 Name:

                                                 Title:



                                             SUN INTERNATIONAL NORTH
                                             AMERICA, INC.,

                                               by

                                                 Name:

                                                 Title: